Reversal Loan Promissory Note

$557,927.30	August 8, 2007

FOR VALUE RECEIVED, CROMWELL URANIUM HOLDINGS, INC., an Arizona corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of CROMWELL URANIUM CORP., a Nevada corporation (hereinafter called the “Lender”), c/o Gottbetter & Partners LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022, the principal sum of Five Hundred Fifty Seven Thousand Nine Hundred Twenty Seven Dollars and Thirty Cents ($557,927.30) (the “Loan”), in lawful money of the United States of America and in immediately available funds.

1.    The outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable November 15, 2007. The date such repayment is due is sometimes referred to as the “Due Date.”

2.    This Note shall bear interest at the rate of nine percent (9%) per annum on the unpaid principal balance hereof. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note.

3.    Interest only shall be payable monthly in arrears, commencing thirty (30) days from the date hereof. Thereafter, on the first business day of each month through and including the month in which the Due Date occurs, Borrower shall pay monthly installments of interest only.

4.    Upon an “Event of Default,” as defined in the Reversal Loan Agreement described below, the rate of interest accruing on the unpaid principal balance of this Note shall increase to fifteen percent (15%) per annum. Such default interest rate shall continue until all defaults are cured.

5.    This Note is subject to the terms of a Reversal Loan and Control Share Pledge and Security Agreement (the “Reversal Loan Agreement”) of even date herewith by and among the Borrower, the Stockholder and the Lender. This Note is secured by collateral pledged by the Borrower and the Stockholders to the Lender pursuant to a Security Agreement of even date herewith by and among the Borrower and the Lender (the “Security Agreement”), as well as by the deposit into escrow of the Borrower Control Shares (as defined in the Reversal Loan Agreement) pursuant to the terms of a Pledge and Escrow Agreement of even date herewith by and among the Borrower, the Lender, the Stockholder and Gottbetter & Partners LLP, as escrow agent (the “Escrow Agreement”). All capitalized and undefined terms herein shall have the meaning given them in the Reversal Loan Agreement, the Security Agreement or the Escrow Agreement.

6.    Upon the occurrence of an Event of Default under the Reversal Loan Agreement or the Security Agreement, the entire principal amount outstanding hereunder and all accrued interest hereon, together with all other sums due hereunder, shall, as provided in the Reversal Loan Agreement, become immediately due and payable.

7.    This Note is secured by and is entitled to the benefits of the Security Agreement. In addition to the rights and remedies given it by this Note and the Security Agreement, the Lender shall have all those rights and remedies allowed by applicable laws, including without limitation, the Uniform Commercial Code as in effect in the State of New York. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

8.    To the extent permitted by applicable law, the Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided or which may hereafter by provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

9.    All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the United States, certified, postage prepaid, return receipt requested, at the addresses designated in the Reversal Loan Agreement or such other address as the parties may designate to each other in writing.

10.    This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender.

11.    The term “the Borrower” shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

12.    If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

13.    This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law provision or rule. Any controversy or dispute arising out of or relating to this Note shall be settled solely and exclusively in accordance with the provisions of the Reversal Loan Agreement and the Security Agreement, dated as of even date herewith, which provisions are incorporated by reference herein as though fully set forth.

    IN WITNESS WHEREOF, the undersigned Borrower has caused the due execution of this Reversal Loan Promissory Note as of the day and year first herein above written.

CROMWELL URANIUM HOLDINGS, INC.

By:
Name: Robert McIntosh
Title: Chief Executive Officer